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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 26 to Registration Statement No. 33-28551 of Fortis Benefits Insurance Company Variable Account C on Form N-6, of our report dated February 25, 2004 relating to the statements of assets and liabilities of Fortis Benefits Insurance Company Variable Account C as of December 31, 2003, and the related statements of operations for the year then ended and the statements of changes in net assets for each of the two years ended December 31, 2003 appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

Deloitte & Touche LLP
Hartford, Connecticut
August 23, 2004